Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 13th of January, Two Thousand and Sixteen

BETWEEN

Gerson Lehrman Group (Asia) Limited (hereinafter called “the Company”), a subsidiary of Gerson Lehrman Group, Inc. (together with all of its subsidiaries and affiliates, “Gerson Lehrman Group” OR “GLG”).

AND

Mr. Evan Auyang (hereinafter called “you”) under the terms and conditions of employment below:

1.	JOB POSITION

1.1.

Your job title is Head of Asia Pacific and Managing Director (and appropriate local language title). The Company reserves the right to review your job function, duties and responsibilities from time to time in accordance with business circumstances and needs, and you agree to undertake such duties as the Company may reasonably require from time to time.

2.	COMMENCEMENT DATE AND TERM OF EMPLOYMENT

2.1.	Your employment term commences on February 1, 2016 or at a date of mutual agreement. The first three months on your employment term will be the probationary period.

3.	DUTIES AND RESPONSIBILITIES

3.1.	You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company which are reasonably consistent with the above mentioned Job Position.

3.2.

While you are an employee of the Company, you shall work for the Company on full time basis and shall not provide services to any other third party, either on a paid or unpaid basis, without prior written consent of the Company.

3.3.	You are also required to comply with all the Company’s rules, regulations and policies as they are established and modified.

4.	PLACE OF WORK

4.1.

The place of work is the Company’s office located in Hong Kong. However, you may be required to work on a temporary or permanent basis at such Gerson Lehrman Group location as the Company reasonably may request from time to time.

5.	OFFICE HOURS

5.1.	Minimum office hours - 9:00 a.m. to 6:00 p.m. (including one hour for lunch) from Mondays to Fridays except public or statutory holidays.

5.2.	All employees of the Company are entitled to all general and statutory holidays in accordance with Hong Kong law.

6.	REMUNERATION

6.1.	The remuneration for this job position is as follows

6.1.1.	Basic Salary - HKD 3,500,000 annually.

6.1.2.	Payment of Salary on or before the 15th and the last day of the month.

6.1.3.

Upon completion of the probationary period and subject to Clause 17, you are entitled to participate in the provident fund scheme of the Company (as adopted, amended or supplemented from time to time) set up in compliance with the Mandatory Provident Fund Schemes Ordinance, as amended and/or supplemented from time to time.

6.1.4.

In addition to the salary referred to in Clause 6.1.1, in 2016, the Company will pay a minimum annualized bonus of USD 250,000 on a pro-rated basis based on your date of hire. The balance of your bonus target (USD100,000) will be determined based on your performance, the performance of the Asian business and GLG’s performance as a whole. In 2016, GLG will pay USD100,000 of your bonus target in advance, less any lawful and authorized withholdings, and paid within two pay periods of your start date. This advance payment will be deducted from your 2016 year-end bonus. This advance payment will be subject to repayment if your employment with GLG is terminated (by either you or GLG) for any reason before the 2016 year-end bonus is paid. The balance of your 2016 year-end bonus is paid in early 2017, and to qualify for this bonus, you must remain employed with the Company in good standing through the date that the bonus is paid.

6.1.5.

In 2016, the Company will pay you a one-time sign-on bonus of USD50,000, less any lawful and authorized withholdings, and paid within two pay periods of your start date. This sign-on bonus will be subject to repayment of a prorated amount if your employment with GLG is terminated (by either you or GLG) for any reason within a year of your start date.

7.	EXPENSES

7.1.

Any travel or out of pocket expenses incurred properly and reasonably by you for the business of the Company, but excluding travel from your place to the Company and vice versa, will be reimbursed to you against invoices/receipts submitted to and properly authorized by a Senior Manager in accordance with the Company’s Expenses policy from time to time.

8.	WORKING CONDITIONS

8.1.	The Company will provide safe and proper working conditions in accordance with statutory requirements.

9.	PAID ANNUAL LEAVE

9.1.	You are entitled to 15 days of paid annual leave. Paid leave is accrued during the Company’s holiday year, which runs from 1 January to 31 December.

9.2.

You may carry forward a maximum of five (5) paid leave days from one holiday year to the next, but such carried over leave must be used by march 31st of the next year. Any remaining accrued, unused paid leave shall be forfeit at the end of the holiday year. Cash compensation is not available in lieu of paid leave.

9.3.

You are required to obtain authorization in advance before booking any leave and should provide a minimum of two weeks’ notice to your manager for holiday of less than 5 days, and a minimum of four weeks’ notice for holiday of more than 5 days.

10.	MATERNITY & PATERNITY BENEFITS

10.1.	Employees are entitled to maternity and paternity benefits pursuant the Hong Kong Employment Ordinance or to GLG’s then applicable employee policies, whichever is greater.

ll.	SICKNESS ALLOWANCE

11.1.

If you are absent due to sickness or injury you must promptly inform the Company and, if required by the Company, shall promptly provide the Company with original medical certificate(s) satisfactory to the Company covering the relevant period(s) of absence.

11.2.	You are entitled to five days sick leave or the sickness allowance required by the Employment Ordinance, as amended and/or supplemented from time to time, whichever is greater.

12.	PRIVACY & DATA PROTECTION

12.1.

You understand that the Company is a subsidiary of Gerson Lehrman Group, Inc., that certain business operations for Gerson Lehrman Group are conducted by the parent company, and you agree that your personal information may be accessed by, processed by and transferred to and among any Gerson Lehrman Group company, including Gerson Lehrman Group, Inc. and all of its affiliates and subsidiaries.

12.2.

Communications and information that are transmitted, received, or stored on the Company or GLG facilities (e.g., computer, modem, handheld, software, networks, telephone lines, internet service provider, third party hosted provider) are the sole property of the Company and/or GLG. Company facilities may only be used for Company and GLG business and may not be used for personal purposes. You agree that at any time and without prior notice, the Company and/or authorized personnel of Gerson Lehrman Group (e.g., Legal, Human Resources) may in the course of an investigation or for other business purpose review, monitor, retrieve, process and transfer any message, file or data composed, sent or received on Company or GLG facilities. All internet connections may be logged, and employee internet use may be monitored.

13.	CONFIDENTIAL INFORMATION & TRADE SECRETS

13.1.

You agree that at all times, both during the duration of your employment or after termination of your employment for whatever reason, that you will not use, divulge or communicate to any person or company, any of the trade secrets or other confidential information of the Company or Gerson Lehrman Group or its clients except for the purpose of performing your job responsibility as stipulated in Clauses 1 and 3, including but not limited to information of a commercial nature (e.g., selling strategies, markets, market and product research and plans, markets, products, services, consultant and Council Member lists, and consultants and Council Members, client lists, customers or clients of Gerson Lehrman Group and its affiliates, and advertising, sales and profit figures, pricing plans, financial and other business information), information of a technical nature (e.g., methods, know-how, processes, and computer models and programs, developments, inventions, processes, formulas, technology, designs, drawings, engineering), and information of a strategic nature (e.g., business methods, operating procedures or programs, future developments or strategies pertaining to research and development, marketing and sales techniques or other matters concerning Gerson Lehrman Group’s planning, marketing and sales techniques, strategies and programs, distribution methods and systems), disclosed to or known by you as a consequence of or through you employment with the Company (including information conceived, originated, discovered or developed by you).

13.2.

Any breach of this trust by you, such as the unauthorized disclosure to a third party of confidential information about the Company, Gerson Lehrman Group or its clients will render you liable to disciplinary action and/or civil/criminal proceedings to restrain you from continuing to disclose, or for damages. This restriction shall cease to apply to any information or knowledge that may subsequently come into the public domain other than by way of unauthorized disclosure. If you are compelled by order of a court or other governmental or legal body (or has notice that such an order is being sought) to communicate or divulge any confidential information of the Company, Gerson Lehrman Group or its clients, you agree to notify the Company or Gerson Lehrman Group promptly and diligently of any such order or sought order and you should cooperate fully with the Company or Gerson Lehrman Group in protecting such information to the extent possible under applicable law and relevant order of a court or other governmental or legal body.

13.3.

Upon termination of your employment, all documents, data, records, notebooks, files, memoranda, designs, reports, price lists, customer lists, plans and other documents, whether stored in hard copy, electronically or otherwise, that you used, prepared, or came into contact with during the course of or in connection with your service to the Company or belonging to the Company (including copies or reproductions thereof then in your possession or control), whether or not prepared by you and whether prepared by you solely or jointly with others, will be left with or immediately returned to the Company and will at all times be the property of the Company.

14.	PATENT, COPYRIGHT AND DESIGN RIGHTS

14.1.

All patent rights, copyright, database rights and neighbouring rights originated, conceived, written or made by you, either alone or with others (except only those works originated, conceived, written or made by you wholly outside your normal working hours and wholly unconnected with your appointment) belong to the Company or Gerson Lehrman Group and you hereby acknowledge that it is so owned and will not act inconsistently with that ownership.

14.2.

To the extent that the same do not accrue to the Company or Gerson Lehrman Group by operation of law you hereby assign to the Company by way of future assignment all patent rights, copyright, design rights, designs, database rights and other proprietary rights if any for the full terms thereof throughout the world (together with the right to apply for registration of the same) in respect of all such rights originated, conceived, written or made by you (except only those work originated, conceived, written or made by you wholly outside your normal working hours and wholly unconnected with your appointment) during the period of your employment hereunder.

14.3.	You will at the request and ex pense of the Company do all things necessary or desirable to substantiate the rights of the Company under this Clause 14 during your employment or afterwards.

15.	TERMINATION OF EMPLOYMENT UPON NOTICE & GARDEN LEAVE

15.1.

Either party may terminate this Agreement by giving the other party one month’s notice in writing (“the Notice Period”), except as provided below. Either party may terminate the Agreement without notice by paying to the other a sum equal to the amount of wage that you would accrue during the Notice Period, and the Notice Period may be waived upon agreement of both parties. During the first month of the probationary period as stipulated in Clause 2.1., you may be terminated without notice. During the remainder of the probationary period you may be terminated on seven day’s notice.

15.2.

In the event of termination of your employment upon notice, you may be required to remain away from work during your notice period (“Garden Leave”). Where the Company requires you to remain away from work during your notice period, you will be required to comply with any reasonable conditions laid down by the Company, and whilst being paid full basic salary and benefits, during such time you will not be permitted to work or undertake to perform any Services for any other person, firm, company or client or on your own behalf without the Company’s prior written permission. During the period of any Garden Leave, you shall not contact any client or contact of the Company or visit the office premises without the express permission of the Company. However, you should remain contactable for business purposes.

15.3.	Notwithstanding the foregoing, this Agreement may be terminated without notice upon mutual agreement by you and the Company.

16.	TERMINATION OF EMPLOYMENT WITHOUT NOTICE

16.1.	Termination upon consultation and agreement. This Agreement may be terminated upon mutual agreement by you and the Company.

16.2.

In addition and without prejudice to Clause 15 or Clause 16.1, the Company may terminate this Agreement at any time without prior notice or payment in lieu of such notice and without any payment of additional compensation under the following circumstances:

16.2.1.	you refuse to follow a lawful and reasonable instruction from GLG;

16.2.2.	you are in material and/or persistent breach to the GLG’s rules and regulations;

16.2.3.	you commit a serious dereliction of duty or an act of gross misconduct;

16.2.4.	you are convicted of criminal offence which is determined by the Company to be material to the business or reputation of the Company;

16.2.5.	you are incompetent and remains incompetent after training or new work assignment.

16.2.6.	a major change in the circumstances relied upon at the conclusion of the contract which makes it impossible to execute, and no agreement is reachable by both parties on any amendment.

16.2.7.	GLG is undergoing restructuring under the Enterprise Bankruptcy Law;

16.2.8.	GLG is unable to continue normal business operations;

16.2.9.	GLG changes its production, introduces new technology or changes its operating method and needs to reduce its workforce; or

16.2.10.	there is a major change in the objective economic circumstances relied on when signing the contract and that circumstance now renders performance under the contract impossible.

16.2.11.	On any other ground on which GLG would be entitled to terminate this Agreement without notice or payment in lieu of such notice at common law or pursuant to any other applicable laws.

16.2.12.

Should any of the situations in 16.2.4 to 16.2.11 under this Clause 16 occur, the Company will give a written notice to you one month in advance or by making an additional payment of one month’s salary equivalent to the monthly salary instead of above prior written notice. No written notice or additional payment shall be required if the Company terminates this Agreement under 16.2.1-16.2.7 of this Clause 16.

16.3.	Unless otherwise arranged by the Company, upon termination you must:

16.3.1.	immediately cease to undertake all the activities in the name of the Company, or complete any unfulfilled matters as per the Company’s request;

16.3.2.	transfer all works conducted by him/her in the name of the Company during his/her employment in their entirety and without any omission;

16.3.3.

return all materials (including copies thereof), office devices, books and other properties related to trade secrets in connection with the Company’s business that have been obtained from the Company or are under your possession to the Company in their entirety and in good condition. Unless agreed by the Company in writing, you may not take any of the abovementioned items or other properties of the Company away from the Company’s office; and

16.3.4.

if you fail to return such documents (including copies thereof) or items to the Company, the Company may deduct an appropriate amount from the monies payable to you, and shall have the right to take other appropriate measures to protect its legal interests.

17.	NON-SOLICITATION & NON-COMPETITION

17.1.

For a period of 6 months immediately following your termination (“Restricted Period”), you shall not, whether on your own account or with, through, for or on behalf of any other person, firm, company or organization, directly or indirectly:

17.1.1.	Work for or on behalf of a competitor of Gerson Lehrman Group;

17.1.2.	Deal with or attempt to deal with any Client (as defined below) for the purpose of supplying or seeking to supply Restricted Services (as defined below).

17.1.2.1.	Restricted Services are services of the type:

17.1.2.1.1.	rendered by Gerson Lehrman Group at the time of your termination; and/or

17.1.2.1.2.	that you reasonably understood Gerson Lehrman Group to be actively developing at the time or your termination and intended to render within six months of that date.

17.1.2.2.	A Client is any person, firm or company whom or which was:

17.1.2.2.1.	a client of Gerson Lehrman Group during the 12 months immediately preceding your termination; and/or

17.1.2.2.2.	a prospective client of Gerson Lehrman Group with whom you dealt in your capacity as an employee of the Company during the 12 months immediately proceeding your termination.

17.1.3.

Solicit or endeavour to solicit for the purposes of employment or engagement or offer employment or engagement to or employ or engage any senior employee or consultant of the Company or Gerson Lehrman Group with whom you have worked closely in the period of 12 months prior to the termination of your employment.

17.2.	In the event that you violate any part of Clause 17.1 :-

17.2.1.

You shall pay liquidated damages equal to one year’s basic salary at the time of termination. If the Company’s actual losses exceed your one year’s basic salary, the Company may claim the full compensation for such losses against you.

17.2.2.	You agree that the Company or Gerson Lehrman Group may additionally seek injunctive relief to enforce your obligations under Clause 17.1.

17.3.

The restrictions set out in this Agreement and in each of the sub-clauses are separable, severable and of independent restriction. If any provision is held to be unenforceable or invalid by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the remaining provisions of this Agreement and the sub-clauses.

18.	GOVERNING LAW

18.1.1.	Hong Kong law shall apply to this Agreement and the parties to this Agreement irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

19.	TRADING PROVISION

19.1.

Given the large amount of investment information available to employees and in the interest of avoiding the appearance of impropriety or conflicts of interest, Gerson Lehrman Group and the Company maintain a strictly enforced No Trade Policy by which you cannot buy or sell individual equities or corporate debt.

19.2.

You must not use client information, including but not limited to information about investment or trading decisions, for your personal benefit or reveal to any other person any information regarding securities transactions by a client or the consideration by a client of any transaction or investment idea. You agree that you will not use such information other than in the course of Gerson Lehrman Group’s business. Investment in mutual funds, exchange-traded funds, treasuries, agencies, municipal bonds and other non-corporate fixed-income investments is permitted. In addition, investments through accounts managed by third parties with full discretionary power over the account (family limited partnerships, trusts, investment managers) and not controlled by employees are permitted, provided that the General Counsel or Chief Financial Officer of Gerson Lehrman Group are promptly informed of any such accounts. In certain circumstances, the Company may ask to receive duplicate account statements for such accounts. Note that employees cannot invest money with hedge funds or private equity funds that are Gerson Lehrman Group clients. If your investment manager becomes a Gerson Lehrman Group client, an Employee must notify the General Counsel or Chief Financial Officer of Gerson Lehrman Group and may be asked to divest such investment(s). Employees are encouraged to direct any and all questions regarding this matter to the General Counsel or Chief Financial Officer of Gerson Lehrman Group.

20.	CONFLICT OF INTEREST & OUTSIDE EMPLOYMENT

20.1.

You may not be directly or indirectly engaged, concerned or interested in any other business or activity which could reasonably be considered as conflicting with your contractual responsibilities or the interests of the Company. Therefore before taking any other part-time employment, or becoming involved in additional business or related activity, you must ask Gerson Lehrman Group Human Resources for written permission, and such permission will not be unreasonably withheld.

21.	AS WITNESS the hands of the said parties hereto the day and year first above written.

SIGNED BY	)
	)	/s/ Laurence Herman
Laurence Herman	)
for and on behalf of the Company	)
)
)
)

SIGNED BY Evan Auyang	) )	/s/ Evan Auyang